Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Ouster, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, $0.0001 par value per share	Rule 457(g)	367,531(2)	$140.20(3)	$51,527,846.20	$110.20 per $1,000,000	$5,678.37

Equity	Common stock, $0.0001 par value per share	Rule 457(g)	3,263,898(4)	$4.05(5)	$13,218,786.90	$110.20 per $1,000,000	$1,456.72

Total Offering Amounts					$64,746,633.10		$7,135.09

Total Fee Offsets							—

Net Fee Due							$7,135.09

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.0001 per share (“Common Stock”), of Ouster, Inc. (the “Company”) that may become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)	Represents an aggregate of 367,531 shares of Common Stock issuable upon the exercise of outstanding publicly traded warrants (the “Velodyne Public Warrants”).

(3)	Calculated pursuant to Rule 457(g) under the Securities Act, based on the exercise price of the Velodyne Public Warrants.

(4)	Represents an aggregate of 3,263,898 shares of Common Stock issuable upon the exercise of an outstanding private warrant.

(5)

Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) of the Securities Act, and based upon the average of the high and low prices of the Company’s shares of Common Stock as reported on the New York Stock Exchange on May 5, 2023.